Exhibit 99.1

Contact:	Jason Reilley
Director
Investor Relations
AvalonBay Communities, Inc.
703-317-4681

For Immediate Release

AVALONBAY COMMUNITIES ANNOUNCES MAY 2014 RETIREMENT OF THOMAS J. SARGEANT, CFO, AND APPOINTMENT OF KEVIN P. O’SHEA AS SUCCESSOR

Arlington, VA (November 20, 2013) — AvalonBay Communities, Inc. (NYSE: AVB) reported today that Thomas J. Sargeant, the Company’s Chief Financial Officer, announced his plans to retire from the Company effective May 31, 2014.  Mr. Sargeant, 54, has been with the Company, including its predecessors, for 28 years and has served as Chief Financial Officer for the past 19 years.

“Tom is one of the most highly regarded CFOs in our industry and played an important role in the Company’s formation and growth into a nationally pre-eminent owner, operator and developer of apartment communities.  We will miss him as a valued colleague,” said Timothy J. Naughton, Chairman and CEO.

The Company also announced today that its Board has appointed Kevin P. O’Shea, the Company’s Executive Vice President of Capital Markets, to succeed Mr. Sargeant as Chief Financial Officer, effective upon Mr. Sargeant’s retirement.  Mr. O’Shea, 48, joined AvalonBay in 2003 to establish the Company’s investment management fund platform.  Since that time he has had a variety of financial and supervisory responsibilities, including execution of the Company’s capital markets activities, corporate budgeting, financial forecasting, investor relations, risk management and financial analysis.

Before joining AvalonBay, Mr. O’Shea’s professional experience included REIT investment banking.  He holds an M.B.A. from Harvard Business School, a J.D. from Southern Methodist University and a B.A. from Boston College.

“Kevin has demonstrated exceptional leadership in our finance group over the last decade, a period in which we navigated through a challenging business and capital markets environment and completed a major acquisition,” said Mr. Naughton.  “We look forward to continuing to benefit from Kevin’s experience and leadership as he assumes the role of CFO.”

About AvalonBay Communities

As of September 30, 2013, the Company owned or held a direct or indirect ownership interest in 276 apartment communities containing 82,584 apartment homes in twelve states and the District of Columbia, of which 29 communities were under construction and five communities were under reconstruction.  The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com.